Exhibit 10.2

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (“Agreement”) dated May 9, 2017 (“Effective Date”), by and among (i) APEX MEDIA CORPORATION, a South Carolina corporation (“AMC”), (ii) PEARCE DEVELOPMENT, LLC, f/k/a Apex Real Property, LLC, a South Carolina limited liability company (“ARP” and, collectively with AMC, the “Sellers”), (iii) Saga Quad States Communications, LLC, a Delaware limited liability company (“Buyer”) and (iv) solely as to Section 13.9, G. Dean Pearce, individually (“Owner”).

Recitals

AMC is the licensee and operator of radio stations WCKN(FM), Moncks Corner, South Carolina (FCC Facility ID No. 11651); WMXZ(FM), Isle of Palms, South Carolina (FCC Facility ID No. 6634); WXST(FM), Hollywood, South Carolina (FCC Facility ID No. 3969): WAVF(FM), Hanahan, South Carolina (FCC Facility ID No. 24776); WSPO(AM), Charleston, South Carolina (FCC Facility ID No. 60038); and translator stations W261DG, Charleston, South Carolina (FCC Facility ID No. 141216) and W257BQ, Charleston, South Carolina (FCC Facility ID No. 149563) and WVSC(FM), Port Royal, South Carolina (FCC Facility ID No. 49910); WLHH(FM), Ridgeland, South Carolina (FCC Facility ID No. 40705); WALI(FM), Walterboro, South Carolina (FCC Facility ID No. 25206); and translator stations W256CB, Beaufort, South Carolina (FCC Facility ID No. 154709); and W293BZ, Hilton Head, South Carolina (FCC Facility ID No. 138733) (each, individually, a “Station” and, collectively, the “Stations”).

ARP owns certain real property used in the operation of the Stations.

Owner beneficially owns all of the issued and outstanding equity interests in each of AMC and ARP.

Subject to the consent of the Federal Communications Commission (“FCC”) and other terms and conditions set forth herein, Sellers desires to sell and Buyer desires to acquire the Stations, and all or substantially all of the assets, leases, contracts, agreements, and licenses used or useful in the operation of the Stations, with certain exceptions as provided below, and Sellers desires to transfer such assets to Buyer.

Agreement

The parties agree as follows:

1.          Sale and Transfer of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 10.1) Sellers will sell, assign, transfer and deliver to Buyer substantially all of the assets and rights of every kind and nature, real, personal, and mixed, tangible and intangible, now or hereafter owned by Sellers, or in which Sellers now or hereafter has an interest, that are used or useful in connection with the operation of the Stations, including assets and rights acquired by Sellers or arising between the date hereof and the Closing Date, including, without limitation, the following (collectively, the “Assets”):

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1.1           Licenses. As listed on Schedule 1.1, all licenses, permits and authorizations issued by any governmental or regulatory agency (including antenna structure registration numbers) which are transferable or assignable, and are used in, or in connection with, the operation of the Stations (the “Licenses”);

1.2           Real Property. All of Sellers’ right, title and interest (included pursuant to any leases or licenses) in the real estate described on Schedule 1.2, including, to the extent owned by either Sellers, all fixtures and improvements thereon (the “Real Property”);

1.3           Tangible Assets. All tangible assets of Sellers used in, or in connection with, the operation of the Stations, including those listed on Schedule 1.3 (the “Tangible Assets”);

1.4           Assigned Contracts. The following leases, contracts, and agreements (collectively, the “Assigned Contracts”):

(a)          All leases (including Real Property Leases), contracts and agreements listed on Schedule 1.4;

(b)          All oral or written contracts or agreements to air advertising for cash or trade, to the extent such contracts or agreements pertain to the Stations as specified on Schedule 1.4; and

(c)          All other contracts, business agreements, leases and arrangements relating to the operation of the Stations, which (i) are not specifically disclosed in this Agreement or in the Schedules, but which are entered into by Sellers in the ordinary course between the date hereof and the Closing Date and which involve consideration payable or receivable not in excess of Five Thousand Dollars ($5,000) individually and Twenty-Five Thousand Dollars ($25,000) in the aggregate, or (ii) are entered into by Sellers with Buyer’s consent.

1.5           Call Letters. All right, title and interest of Sellers in and to the use of the call letters for the Stations (the “Call Letters”);

1.6           Intellectual Property. All of Sellers’ right, title and interest in Intellectual Property (as defined in Section 4.7(a)), including, those set forth on Schedule 1.6; and

1.7           Business Records. All business records of the Stations relating to their operation (including, without limitation, tapes, computer disks, USB drives, accounting records, journals and ledgers, customer lists, access to cloud storage, and the Stations’ log books), but not including tax records (the “Business Records”);

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1.9           Excluded Assets. The Assets shall not, however, include any of Sellers’ cash, cash equivalents or similar type investments, bank accounts, investments, deposits, all accounts receivable arising in connection with the operation of the Stations prior to the Closing Date, books and records pertaining to company organization, contracts of insurance (including the cash surrender value thereof, and all insurance proceeds or claims made by Sellers relating to property or equipment repaired, replaced or restored by Sellers prior to the Closing Date except for any rights or proceeds that may be assigned to Buyer), employee pension and other benefit plans or collective bargaining agreements, duplicate copies of such records as are necessary to enable Sellers to file its tax returns and reports, as well as any other records or materials relating to Sellers generally and not involving the Stations specifically, or any of the other assets described on Schedule 1.9, all of which shall remain the property of Sellers (collectively, the “Excluded Assets”).

2.          Purchase Price and Payment.

2.1           Escrow Deposit; Post-Closing Escrow. Upon execution of this Agreement, Buyer shall pay a deposit in the amount of One Million One Hundred Fifty Thousand and 00/100 Dollars ($1,150,000.00) (the “Deposit”) as further provided and governed by the Escrow Agreement among Buyer, Sellers, and Smithwick & Belendiuk, P.C. and Putbrese, Hunsaker & Trent, PC (collectively, the “Escrow Agent”) substantially on the terms and in the form attached hereto as Exhibit A (the “Escrow Agreement”), to be applied toward the Purchase Price at Closing or otherwise disbursed under the terms of this Agreement.

2.2           Payment at Closing; Allocation of Purchase Price. Subject to adjustment as described in Section 2.3 below, Buyer agrees, as consideration for the Assets, at Closing, to (i) pay to Sellers a total amount (including the Deposit) equal to Twenty Three Million and 00/100 Dollars ($23,000,000.00) (such adjusted amount, the “Cash Purchase Price”) and (ii) grant AMC the right to certain radio commercials as further described, and subject to the limitations set forth, on Schedule 2.2 (the “Additional Purchase Price” and, collectively, with the Cash Purchase Price, the “Purchase Price”). The Cash Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by the Sellers to Buyer, in writing, at least five (5) business days prior to Closing. Buyer and Sellers agree that the Purchase Price shall be allocated between the Stations and among the Assets as determined by an appraisal conducted by an appraiser experienced in the appraisal of broadcast stations (as determined jointly by the parties), which will be engaged by Buyer promptly after the Effective Date. As contemplated under Section 1060 of the Internal Revenue Code (the “Code”), Buyer and Sellers shall submit Form 8594 to the Internal Revenue Service following the Closing, which Form 8594 shall reflect the allocation reasonably determined by Buyer.

2.3           Purchase Price Adjustment/Prorations; Dispute Resolution.

(a)          Current vacation and other fringe benefit accruals for any employees of the Stations hired by Buyer, and real estate taxes, assessments (including installments thereof due following Closing), sewer rents and taxes, personal property taxes, rents, utility charges (including electricity, gas, water, sewer and telephone), refuse collection, and other service contracts (as applicable) assumed by Buyer shall be prorated ratably as of the Closing Date. To the extent not yet known, current year real estate taxes and assessments initially shall be apportioned on the basis of real estate taxes and assessments assessed for the preceding year plus 3%, with a reapportionment as soon as the new tax rate and valuation can be ascertained. The real property taxes and assessments shall be prorated in accordance with the custom and practice of the local jurisdiction in which the Real Property is located (as determined by the Title Company, as defined in Section 6.4(a) hereof). Three (3) business days prior to the Closing, Sellers shall deliver to Buyer a written good faith estimate of all adjustments and prorations to be made under this Agreement (the “Sellers’ Initial Statement”). Subject to the consent of Buyer, the net amount of the Sellers’ Initial Statement shall be treated as an adjustment to the Cash Purchase Price pursuant to Section 2.2, above.

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(b)          Within ninety (90) days following the Closing, Buyer may deliver to Sellers a written statement describing any objections to the calculations on the Sellers’ Initial Statement (the “Buyer’s Objections”). The parties agree to negotiate in good faith to resolve any disputed amounts, but in the event the parties are unable to resolve such disputes and the amount in dispute exceeds Five Thousand Dollars ($5,000.00), the amounts shall be determined by an independent certified public accountant, mutually acceptable to the parties (the “Independent Accountant”). The dispute shall be submitted to the Independent Accountant no later than thirty (30) days after the delivery of the Buyer’s Objections. The determination by the Independent Accountant shall be final, and the fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. If the amount in dispute is less than Five Thousand Dollars ($5,000.00) it shall be divided equally between Buyer and Sellers.

(c)          If the parties agree, or if the Independent Accountant determines, that any prorations or adjustments differ from the Sellers’ Initial Statement, then the difference between such prorations and adjustments and the Sellers’ Initial Statement shall be paid by Sellers or Buyer, as the case may be, within thirty (30) days of the final determination of the last such disputed amount.

3.          No Assumption of Liabilities. Buyer shall not assume and shall not be obligated to pay any of the liabilities or obligations of Sellers (“Excluded Liabilities”), including, without limitation, any taxes owed by Sellers, except for those liabilities and obligations arising or accruing on or after the Closing Date with respect to the Assets. Upon assumption by Buyer of the Assigned Contracts, Buyer shall be entitled to all of Sellers’ rights and benefits thereunder and shall relieve Sellers of Sellers’ obligations to perform the same. If Buyer pays any of the Excluded Liabilities, then Sellers shall reimburse the amount of such payment to Buyer by wire transfer of immediately available funds within two (2) business days of receipt by Sellers of a demand for reimbursement, together with corresponding documentation of such payment.

4.          Sellers’ Representations and Warranties. The following representations and warranties shall survive from the Closing Date for the periods specified in Section 4.20. For purposes of this Section 4, all references to the “knowledge of Sellers,” to “Sellers’ knowledge” or words of similar import shall mean the actual knowledge of any of the officers, directors or members of Sellers after due inquiry. Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date, with respect to the Stations, as follows:

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4.1           Formation, Standing and Power. AMC is a corporation and ARP is a limited liability company, each duly formed, validly existing and in good standing under the laws of the State of South Carolina, and each Seller has all necessary power and authority to own, use and transfer its properties and the Assets and to transact its business as now being conducted. Except as set forth in the foregoing sentence, there are no other jurisdictions in which the character or use of the Assets or the nature of Sellers’ business makes necessary the licensing or qualification of Sellers to do business.

4.2           Authority for Transaction. Sellers’ execution and delivery of this Agreement, their compliance with its provisions, and the consummation of all of the transactions contemplated herein have all been duly and validly authorized by all necessary action on the part of Sellers and their board of directors or other, similar governing body, and this Agreement is valid and binding upon Sellers in accordance with its terms.

4.3           Licenses. AMC is, and on the Closing Date will be, the holder of the Licenses, all of which are in full force and effect. The Licenses constitute all material licenses, permits and governmental authorizations and approvals necessary for the operation of the Stations. No proceeding (judicial, administrative or otherwise) has been commenced or, to Sellers’ knowledge, threatened, against the Stations, or in respect of any License, which could lead to a revocation, suspension or limitation of the rights under any License. AMC is in compliance with all of its obligations under each of the Licenses, including its obligations under the Communications Act of 1934, as amended (the “Communications Act”) and the rules and regulations of the FCC promulgated thereunder.

4.4           Condition of Assets. On the Closing Date, each item comprising the Assets shall be in good operating condition and repair, reasonable wear and tear excepted. Between the signing of this Agreement and the Closing Date, Sellers shall use commercially reasonable efforts to maintain the Assets in good operating condition so as to enable Buyer, upon Closing, to operate the Stations at the same level as currently being operated by Sellers.

4.5           Title; Real Property; Towers.

(a)          Sellers have, and shall transfer to Buyer at the Closing, all of the Assets (including the Real Property), free and clear of all security interests, mortgages, pledges, liens (including mechanics and materialmen liens), conditional sales agreements, leases or tenancies, covenants, conditions, restrictions, encumbrances, rights of way, easements, charges, judgments or claims of third parties of any nature whatsoever, except the Permitted Liens as listed on Schedule 4.5. “Permitted Liens” means, (i) liens for taxes, assessments and other governmental charges not yet due and payable; (ii) zoning laws and ordinances and similar laws that are not violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the operation of the Stations; (iii) any right reserved to any governmental authority to regulate the affected property (including restrictions stated in permits); (iv) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that (A) do not materially or adversely affect title to the property subject thereto, (B) do not materially or adversely affect the value of the property subject thereto if related to Owned Real Property, or (C) impair the continued use of the property in the ordinary course of business of the Stations; (v) any state of facts an accurate survey would show, provided same does not render title unmarketable or prevent the Real Property from being utilized in substantially the same manner currently used; and (vi) any lien that will be released at the Closing. Notwithstanding the foregoing, Permitted Liens will not include any Defects asserted by Buyer, unless waived pursuant to Section 6.4. All encumbrances to title other than the Permitted Liens shall be removed at or prior to the closing unless specifically designated as continuing after the Closing on Schedule 4.5(a).

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(b)          Schedule 1.2 contains a list of all Real Property used in connection with the operation of the Stations. Sellers have good, marketable and insurable fee simple title to the owned Real Property identified on Schedule 1.2 (the “Owned Real Property”).

(c)          Schedule 1.2 includes a list of each lease, sublease, license or similar agreement pertaining to Sellers’ use and occupancy of the Real Property (the “Real Property Leases”). Sellers have good and valid leasehold interests in, or have a valid license to occupy, the Real Property covered by the Real Property Leases as of the date of this Agreement. The transactions contemplated by this Agreement do not require the consent of any other party to such Real Property Leases, will not result in a breach of or default under such Real Property Leases, and will not otherwise cause such Real Property Leases to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(d)          Except as set forth on Schedule 4.5(d), the Owned Real Property includes, and the Real Property Leases provide, all sufficient and necessary access to the Stations’ facilities without need to obtain any other access rights.

(e)          The Real Property is not subject to any suit for condemnation or other taking by any public authority. All buildings and other improvements owned or leased by Sellers that are included in the Real Property are in good and normal operating condition, ordinary wear and tear excepted. To the knowledge of Sellers, there are no patent or latent defects or adverse facts or dangerous conditions that exist upon the Real Property. Neither Seller is in breach or default under any Real Property Leases, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by either Seller, or permit the termination of any Real Property Leases. Sellers have no knowledge of any default under any Real Property Lease by the other party to the Real Property Lease. There are no disputes with respect to such Real Property Leases. Sellers have delivered to Buyer true and correct copies of the Real Property Leases together with all amendments thereto, and true and correct copies of all title insurance commitments and policies, surveys and environmental assessments in its possession or control that are applicable to the Real Property.

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(f)          Except as set forth on Schedule 1.4 Sellers have not granted any oral or written right to any other party to lease, sublease, license or otherwise occupy any of the Real Property. Except as set forth on Schedule 4.5(f), no violations of zoning laws or any encroachments exist with respect to the Real Property, either onto such Real Property by third parties, or by the Assets onto the property of others, for which there is not a valid easement or license. No work has been undertaken with respect to the Real Property which has not been, or by the Closing Date will not be, paid for in full. The Real Property is in compliance with all applicable laws, ordinances, rules and regulations, including, the Americans with Disabilities Act (where applicable). The Real Property is zoned for its present use. No special use permits or variances have been issued for Sellers’ or the applicable tenant’s use of the Real Property. No part of the Real Property is subject to any building, health, environmental, safety, sanitation or use restrictions that restrict or prevent the use of the Real Property in accordance with the zoning classification applicable thereto; nor is the Real Property or either Seller in violation of any such restrictions.

(g)          The Real Property is not located in any conservation or historic district or in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards. All governmental approvals which are necessary for the use and operation of the Real Property have been obtained and are current. Seller have received no notice, and have no knowledge, of any special assessments affecting the Real Property and no federal, state or local taxing authority has asserted any tax deficiency, lien or assessment against the Real Property which has not been paid or the payment for which adequate provision has not been made, other than current real estate taxes which shall be paid by Sellers at or prior to Closing. Neither Seller knows of any public improvements which have been ordered to be made or which have been completed, assessed and not paid for. The Real Property is not subject to, or enrolled in, any tax abatement, subsidy, incentive or other governmental economic development program. The real property taxes and assessments for the Real Property are not currently under appeal, contest or challenge.

(h)          With respect to the Real Property Leases, Sellers have not made any alterations or improvements to the subject Real Property which must be (or at the landlord’s option could be required to be) removed at the end of the applicable lease term.

(i)          The transmitters for the Stations are operating in accordance with and within the parameters established by the FCC and the Licenses. The broadcast towers for the Stations are in compliance with all applicable rules, including, without limitation, the Federal Aviation Act and all rules and regulations promulgated thereunder, and have been properly registered with the FCC on Antenna Structure Registrations (“ASRs”). The descriptions of the towers on the ASRs are identical to the facilities described in the Licenses issued by the FCC (the “FCC Licenses”).

4.6           Contracts, Leases, Agreements, Etc. Sellers have delivered to Buyer complete and correct copies of all of the Assigned Contracts shown on Schedule 1.4 (including any amendments and modifications thereto) to the extent those Assigned Contracts are in writing, and to the extent any such Contracts are not in writing, Sellers have provided to Buyer a written description of the material terms of those contracts. The Assigned Contracts to be transferred or assigned to Buyer are now and will, on the Closing Date, be valid, binding and in full force and effect. Except for the Assigned Contracts, neither Seller is a party to any contract, agreement or arrangement, whether written or oral, or whether express or implied, that is material to the operation of the Stations. Sellers and, to Sellers’ knowledge, each other party to the Assigned Contracts have complied in all material respects with all required provisions thereunder. To Sellers’ knowledge, no event has occurred which, but for the passage of time or the giving of notice, or both, would or might constitute a default under, or termination of, any Assigned Contract. Each Assigned Contract may be transferred by the Seller that is a party thereto in accordance with its terms and without the consent of any other party, or if such consent is required, has been obtained or will be obtained by Sellers prior to the Closing Date.

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4.7           Intellectual Property.

(a)          “Intellectual Property” means all of the following used or held for use in connection with the Stations in any jurisdiction throughout the world: (i) all trademarks, service marks, jingles, trade dress, logos, slogans, trade names, corporate names, Internet domain names, e-mail addresses, social media accounts, social networking and multimedia accounts and the contents and information contained therein, and rights in telephone numbers and facsimile numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iii) all trade secrets and confidential business information (including ideas, research and development, know-how, customer lists, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iv) all computer software (including source code, executable code, data, databases, and related documentation), (v) all other proprietary rights, (vi) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (vii) all goodwill associated with any of the foregoing, (viii) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (ix) all remedies against infringement of any of the foregoing, and (x) all rights to protection of interests in any of the foregoing.

(b)          Sellers own or possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Stations as presently conducted and as presently proposed to be conducted including, without limitation, all Intellectual Property used in any service, product, technology or process (i) currently being used, published or marketed by Sellers or (ii) currently under development for possible future publication, marketing or other use by Sellers. Each item of Intellectual Property owned or used by Sellers in connection with the Stations immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. Sellers have taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses in connection with the Stations.

(c)          Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has been no charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Sellers must license or refrain from using any Intellectual Property rights of any third party). To Sellers’ knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Sellers used in connection with the Stations.

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(d)          There has been no patent or registration issued to Sellers with respect to any Intellectual Property used in connection with the Stations, and Sellers have made no application for any patent or registration with respect to any Intellectual Property used in connection with the Stations that is currently pending. Sellers have not granted to any third party any license, sublicense, agreement or permission with respect to any Intellectual Property used in connection with the Stations.

4.8           Employees and Agreements Relating to Employment. (a) The names of all employees of the Stations, position, classification, current base rate of compensation, all bonuses received for the 12 month period preceding the Closing Date, and (b) all fringe benefit plans are as set forth on Schedule 4.8. Buyer has received a true and correct copy of all benefit plans listed on Schedule 4.8. Except as set forth on Schedule 4.8, there is (i) no written employment contract with any employee of the Stations, (ii) no obligation, contingent or otherwise, under any employment arrangement, (iii) no collective bargaining agreement and (iv) no employee pension, retirement, profit sharing, bonus or similar plan. No union has been certified or has sought recognition as a bargaining agent for any employee of the Stations.

4.9           Legal Proceedings, Etc. No litigation or proceeding (judicial, administrative or otherwise) is pending or, to the knowledge of Sellers, threatened, against Sellers or any of their affiliates relating to the Stations or any Asset. Sellers do not know of, or have reasonable grounds to anticipate, any possible basis for any such action.

4.10         Compliance with Licenses, Laws, Regulations and Orders. At the Closing, Sellers will be in compliance with all material terms and conditions of all Licenses, laws, regulations and orders applicable to their business and operations (including the Assets), including, without limitation, the Communications Act and all regulations issued by the FCC. Sellers are not charged with violating or, to the knowledge of Sellers, threatened with a charge of violating, or under investigation with respect to a possible violation of, any provision of any License, or of any federal, state or local law, administrative ruling, or regulation relating to any aspect of its business. All of Sellers’ Assets are operated in compliance with all material terms and conditions of the FCC Licenses, and all laws, ordinances, codes, regulations (including applicable engineering standards required to be met under applicable FCC rules) and other requirements of any governmental authority having jurisdiction over the Assets.

4.11         No Conflict. The execution and delivery of this Agreement by Sellers, compliance by Sellers with all of their provisions hereof, and the consummation of the transactions contemplated hereby, will not:

(a)          conflict with, or result in a breach of, any provision of Sellers’ articles of incorporation or certificate of formation, or bylaws or limited liability company agreement, as applicable;

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(b)          result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any contract, encumbrance or other instrument or obligation to which either Seller is a party or by which either Seller or any of the Assets may be bound; or

(c)          violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers, or any of the Assets.

Except for the approval of the FCC, and such consents as are necessary for assignment of the Assigned Contracts as specified on Schedule 1.4, no consent, waiver or approval by, notice to, or filing with any person or entity is required in connection with the execution and delivery of this Agreement by Sellers, compliance by Sellers with any of its provisions, or the consummation of the transactions contemplated hereby.

4.12         Operation of Stations. The Stations, at Closing, will be operating in substantial compliance with all laws, regulations and orders including, without limitation, compliance with the Federal Communications Act and all regulations issued by the FCC thereunder, and the terms and conditions of the Licenses. Sellers know of no breach, or occurrence of an event or events that with the passage of time or the giving of notice or both would constitute a breach, of any such law, regulation or order.

4.13         Insurance. All insurance policies owned by Sellers, or of which either Seller is a named beneficiary, are set forth on Schedule 4.13. All such policies are now, and through the Closing Date will be, fully in effect in accordance with their terms, with no default in the payment of premiums and no grounds for cancellation or avoidance of any portion thereof, or for any reduction of the coverage provided thereby.

4.14         Liabilities. As of the Closing Date, all of Sellers’ liabilities, except for those liabilities arising on or after the Closing Date relating to the Assigned Contracts, shall have been fully paid and discharged, and no creditors of Sellers shall have any claim on the Assets for the payment of such liabilities.

4.15         Broker. Neither Seller has incurred or become liable for any broker’s commission or finder’s fee relating to the transactions contemplated under this Agreement. Sellers agree, jointly and severally, to indemnify and hold Buyer harmless from any claims for brokerage fees, finder’s fees or commissions asserted by any person acting on either Seller’s behalf in connection with this transaction.

4.16         Environmental Matters.

(a)          Sellers and, to Seller knowledge, all other occupants or users of the Real Property have conducted their respective business, operations and activities upon such Real Property in compliance with all Environmental Requirements (as defined below), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Sellers in connection with Sellers’ ownership or operation of the Stations alleging any failure to comply with any Environmental Requirement.

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(b)          The Real Property is free of reportable amounts of Hazardous Materials, and to Sellers’ knowledge, no Hazardous Material is currently, or at any time has been, located in, on, under or about any of the Real Property, whether originating from an on-site or off-site location or activity, in a manner which violates any Environmental Requirement or which requires clean up or corrective action of any kind. All above ground and underground storage tanks, including the piping servicing the same, which contain a Hazardous Material and are located on or service the Real Property are listed on Schedule 4.17. To Sellers’ knowledge, all such storage tanks are in compliance with Environmental Requirements and are not leaking or otherwise discharging Hazardous Materials.

(c)          “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, policies and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, or of any state or political subdivision thereof, and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation, the Clean Air Act; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Emergency Planning and Community Right to Know Act (“EPCRA”); the Federal Water Pollution Control Act; the National Historic Preservation Act; the Occupational Safety and Health Act (“OSHA”); the Oil Pollution Act; the Pollution Prevention Act; the Resource Conservation and Recovery Act (“RCRA”); the Safe Drinking Water Act and the Toxic Substance Control Act (“TSCA”), each as amended from time to time.

(d)          “Hazardous Materials” means any flammable explosives, radioactive materials, hazardous waste, toxic substances or related materials, including, without limitation, asbestos, polychlorinated biphenyls, ureas formaldehyde, radon, and any substance included in any of the following: (a) any “hazardous waste” as that term is defined by RCRA; (b) any “hazardous substance” as that term is defined by CERCLA; (c) any “toxic substance” as that term is defined by TSCA; (d) any oil or other petroleum product; and (e) any other substance, pollutant, contaminant, chemical or industrial toxic or hazardous substance or waste, including, without limitation, all hazardous materials defined and regulated by any other Environmental Requirement.

4.17         Financial Statements.

(a)          AMC has delivered to Buyer the financial statements and information relating to the Stations described in the Schedule of Financial Statements attached as Schedule 4.17(a) (these statements, together with the monthly statements to be furnished pursuant to Section 6.2(q), collectively, the “Financial Statements”). The Financial Statements have been (or in the case of those to be provided after the date hereof, will be) prepared by AMC in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition and results of operations of the Stations for the periods covered thereby (subject, in the case of interim Financial Statements, to normal year-end adjustments and the absence of footnotes).

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(b)          Except as set forth in Schedule 4.17(b), and for conditions affecting the radio broadcasting industry generally, since the date of the most recent monthly Financial Statements delivered by AMC to Buyer prior to the Effective Date, and through the Closing Date, there has been no Material Adverse Change in the financial condition of the business of the Stations. For purposes of this Section 4.17(b), “Material Adverse Change” means the failure of the Stations to achieve ninety percent (90%) of the projected revenue budget as reported in AMC’s Profit & Loss Budget Overview during any 120-day period between the date hereof and the Closing Date. A copy of AMC’s Profit & Loss Budget Overview (with the projected revenue budget) is attached as Schedule 4.17(b).

4.18         Tax Matters. Except as set forth in Schedule 4.19, all federal, state, county and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Sellers in connection with their operations, personal property or payroll have been duly and timely filed (after taking into account any approved extensions). Except as set forth in Schedule 4.19, Sellers have paid all taxes which have become due under such returns or pursuant to any assessment received by either of them, and have paid all installments of estimated taxes due. All taxes, levies and other assessments which Sellers are required by law to withhold or to collect have been duly withheld or collected, and have been paid over to the proper governmental authorities.

4.19         Survival of Representations and Warranties. All of Sellers’ representations and warranties contained in this Agreement shall survive the Closing Date until the eighteen (18) month anniversary of the Closing Date; provided, however, (i) representations which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims; (ii) the representations and warranties made in Sections 4.17 and 4.19 shall survive for a period of six (6) months following the expiration of the applicable statute of limitations; and (iii) the representations and warranties made in Sections 4.1, 4.2, 4.5, 4.10, and 4.16 shall survive without contractual limitation. The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

5.          Buyer’s Representations and Warranties. The following representations and warranties shall survive from the Closing Date for the periods specified in Section 5.5. The Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

5.1           Formation, Standing and Power. Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and as of the Closing Date shall be qualified to do business in South Carolina. Buyer has all necessary power and authority to execute and deliver this Agreement, to comply with its provisions and to consummate the transactions contemplated hereby.

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5.2           Authority for Transaction. Buyer’s execution and delivery of this Agreement, its compliance with its provisions and the consummation of all of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer, and this Agreement is valid and binding upon Buyer in accordance with its terms.

5.3           No Conflict. The execution and delivery of this Agreement by Buyer, compliance by Buyer with all of its provisions, and the consummation of the transactions contemplated hereby will not:

(a)          conflict with or result in a breach of any provision of Buyer’s certificate of formation or limited liability company operating agreement;

(b)          result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any contract, encumbrance or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound; or

(c)          violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

Except for the approval of the FCC, certain filings required to be made with the FCC after the Closing Date, and any filings required to be made with the Securities Exchange Commission, no consent, waiver or approval by, notice to, or filing with any person or entity is required in connection with the execution and delivery of this Agreement by Buyer, compliance by Buyer with any of the provisions hereof or the consummation of the transactions contemplated hereby.

5.4           Broker. Buyer has not incurred nor become liable for any broker’s commission or finder’s fee relating to the transactions contemplated by this Agreement. Buyer agrees to indemnify and hold Sellers harmless from any claims for brokerage fees, finder’s fees or commissions asserted by any person, acting on Buyer’s behalf in connection with this transaction.

5.5           Survival of Representations and Warranties. The representations and warranties or Buyer made in Sections 5.1, 5.2, 5.3 and 5.4 shall survive indefinitely.

6.          Sellers’ Covenants.

6.1           Access and Information. Sellers shall give Buyer and its representatives full but reasonable access during normal business hours throughout the period prior to Closing to the operations, properties, books, contracts, agreements, leases, commitments and records of the Stations; provided, however, that Buyer shall give Sellers reasonable advance notice of exercising this right. Sellers shall furnish to Buyer all information concerning the Stations’ affairs as Buyer may reasonably request.

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6.2           Conduct of Stations’ Business. Prior to Closing, except as expressly set forth in this Agreement, Sellers shall not, without the written consent of Buyer, consent of which shall not be unreasonably withheld, enter into any transaction other than those in the ordinary course of the business of the Stations, and shall operate the Stations in the normal and usual manner. Without limiting the foregoing, Sellers shall:

(a)          not enter into any employment contract relating to the Stations or increase the compensation paid to any employee of the Stations;

(b)          not hire, fire, release or transfer any employee of the Stations without discussing such employee action with Buyer. The Parties agree and understand that Seller has final say on any such employee action;

(c)          maintain in force the insurance in effect on the date hereof;

(d)          not make any material change in the price or terms of advertising;

(e)          not make any sale, lease, transfer or other disposition of any of the Assets, except where no longer used in the operation of the Stations or where replaced by an asset of substantially similar value and usefulness;

(f)          not modify, amend, alter or terminate any of the Assigned Contracts, or waive any default or breach thereunder, or modify, amend, alter or terminate any other right relating to or included in the Assets;

(g)          maintain their books and records in accordance with prior practice; maintain the Assets in adequate condition, ordinary wear and tear excepted; maintain supplies of inventory and spare parts relating to the Stations at levels consistent with past practices;

(h)          promptly notify Buyer upon Sellers’ becoming aware of the resignation or contemplated resignation of any supervisory employee of the Stations;

(i)          operate the Stations in accordance with the Licenses and comply with all laws, rules and regulations applicable to them, including the rules and regulations of the FCC;

(j)          not subject any of the Assets to any new lien, claim, charge, or encumbrance (other than minor liens, claims, charges or encumbrances which will not impair the value of the assets or materially interfere with their occupation, use and enjoyment by Buyer in the normal course of its business, and which shall be discharged as of the Closing Date) or increase any existing lien, claim, charge or encumbrance;

(k)          not do, or omit to do, any act which will cause a default under, or breach or termination of, any Assigned Contract;

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(l)          take all actions reasonably necessary to obtain any required consents of third parties to the transactions contemplated herein;

(m)          not enter into any contract or agreement, except for those contracts set forth on Schedule 1.4, and for contracts which are entered into in the ordinary course of business which involve consideration having a value not in excess of Five Thousand and 00/100 ($5,000.00), individually, and Twenty-Five Thousand and 00/100 ($25,000.00), in the aggregate, and which may be terminated on not more than ninety (90) days’ notice without premium or penalty;

(n)          provide to Buyer, concurrently with filing thereof, copies of all reports to and other filings with the FCC relating to the Stations; and provide to Buyer, promptly upon receipt thereof by Sellers, copies of (i) any notices from the FCC or any other governmental authority regarding the revocation, suspension, or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under (or that such authority may in the future, as the result of failure to comply with laws or regulations or for any other reason, revoke, suspend or limit the rights under) any License, or any other license or permit held by Sellers respecting the Stations, and (ii) all protests, complaints, challenges or other documents filed with the FCC by third parties concerning the Stations, together with, promptly upon the filing or making thereof, copies of Sellers’ responses to such filings. Sellers shall notify Buyer in writing immediately upon learning of the institution or written threat of action against the Sellers involving the Stations or Assets before the FCC or any other governmental agency;

(o)          not permit any of the Licenses to expire or to be surrendered or voluntarily modified, or take any action (or fail to take any action) which could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any License; or fail to prosecute with due diligence any pending applications to any governmental authority with respect to the Stations or any of the Licenses, except for proceedings affecting the radio broadcasting industry generally;

(p)          pay or cause to be paid or provided for when due (except to the extent contested in good faith and for which proper reserves have been established) all income, property, use, franchise, excise, social security, withholding, worker’s compensation and unemployment insurance taxes and all other taxes of or relating to Sellers, the Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Closing Date;

(q)          provide to Buyer, within thirty (30) days following the end of each month, a statement of income (including a comparison to budget) for each Station for that month and for the year-to-date period then ended; and

(r)          not agree or commit, whether in writing or otherwise, to take any of the actions contrary to those specified in the foregoing clauses.

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6.3           Consents to Assignment; Estoppel Certificates. Prior to Closing, Sellers shall obtain any third-party consents necessary for the assignment of any Assigned Contract, including any Real Property Lease (the “Consents”). With respect to the Real Property Leases, the lessor’s Consent to the assignment of the Real Property Lease (if required by the terms of the Real Property Lease) must expressly provide that Buyer shall only be liable for obligations under the Real Property Lease arising after Closing, that Buyer shall not be required to place the leased premises into a condition better than existing on the Closing Date and that Buyer shall not be required to remove any alterations or improvements previously made to the leased premises (unless Buyer elects to do so in its sole discretion). Further, at least 10 days prior to Closing, Sellers shall obtain estoppel certificates duly executed by the lessors under the Real Property Leases in form and substance satisfactory to Buyer. Notwithstanding anything herein to the contrary, Buyer shall be entitled to terminate this Agreement in the event the required Consents for the Real Property Leases are not obtained in a form and substance satisfactory to Buyer. Notwithstanding anything in this Agreement to the contrary, to the extent that an Assigned Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment thereof; provided, however, with respect to each such contract, the parties shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits thereunder from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Sellers’ obligations arising thereunder from and after Closing in accordance with its terms.

6.4           Title Insurance; Surveys. Sellers shall cooperate with Buyer (provided that Sellers shall not be required to pay any consideration to Buyer or any third party) so that Buyer can obtain, at Buyer’s sole cost and expense:

(a)          a title commitment from a title company selected by Buyer (the “Title Company”) to issue a 2006 ALTA owner’s policy of title insurance (the “Owner’s Policy”) insuring the fee simple interest in each parcel of the Owned Real Property in such aggregate amount as Buyer reasonably directs, subject only to Permitted Liens, together with copies of all recorded documents reflected therein as exceptions to title (each a “Commitment”). The Commitment shall show fee simple title to Owned Real Property in the applicable Seller and shall state the requirements, if any, which, when satisfied, shall obligate the Title Company to issue the Owner’s Policy insuring Buyer as being vested, as of the Closing Date, with good and marketable fee simple title to each parcel of the Owned Real Property, subject only to the Permitted Liens, and without excepting from such insurance coverage the pre-printed so-called “standard” or “general exceptions,” all without any undertakings, agreements or indemnifications between any Seller and the Title Company; and

(b)          an ALTA survey of each parcel of the Owned Real Property (the “Survey”), which shall reflect (i) no encroachments upon such parcels or adjoining parcels by buildings, structures or improvements which would materially adversely affect title or materially interfere with or impair the use of the Owned Real Property for the purpose for which it is currently used or materially adversely affect the value of the property, and (ii) access to such parcels from a public street or indirect access to a public street.

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Buyer shall have until thirty (30) days after receipt of Title Evidence (as defined herein) to deliver written notice to Sellers of Buyer’s objections to any claims, liens, exceptions, restrictions, easements, conditions, defects of title or any other matters unacceptable to Buyer in its sole and absolute discretion (hereinafter referred to as “Defects”) which may be shown by any Commitment or Survey (said Commitment and Survey are hereinafter referred to collectively as the “Title Evidence”), or to request such endorsements or further assurances as may be required by Buyer. In the event Buyer so notifies Sellers of any Defects (the “Defect Notice”), Sellers shall have fifteen (15) days from the date of such Defect Notice within which to exercise its best efforts to cure and remove same or, with Buyer’s approval, obtain title insurance over such Defects. At Buyer’s election, Buyer may unilaterally extend the time within which Sellers may cure such Defects; provided, however, Buyer may at any time during such extended period elect to terminate this Agreement or waive such objection. If Sellers are unable to effect a cure or obtain title insurance acceptable to Buyer over such Defects within said fifteen (15) day period or by the end of the additional period provided for above, Buyer may within ten (10) days thereafter either (i) terminate this Agreement by written notice to Buyer; (ii) waive such objections and proceed to acquire and take title to the Owned Real Property subject to such waived objections; or (iii) proceed to close and cure any Defects to which it has objected by deducting from the Purchase Price or escrowing with the Title Company the sums necessary to cure the Defects and cause the Title Company to insure or endorse over such Defects in a manner satisfactory to Buyer in its discretion. If Buyer has not affirmatively exercised any of the options set forth above within such ten (10) days, Buyer shall be deemed to have elected the option set forth in subsection (iii) of this paragraph.

6.5           Risk of Loss. Sellers shall bear all risk of loss or damage to any of the Assets occurring prior to the Closing. In the event any loss or damage occurs, the proceeds of any insurance policy covering such loss shall be used by Sellers to repair, replace or restore any such loss prior to the Closing (or with Buyer’s written consent the insurance proceeds may be assigned to Buyer in lieu of Sellers undertaking such repair, replacement or restoration); provided, however, that, if the proceeds of such insurance are not sufficient to repair, replace or restore the loss, and Sellers do not provide additional funds for such purpose upon request by Buyer, Buyer, if not then in default, may terminate this Agreement. In the event such loss or damage prevents the broadcast transmission of any of the Stations in the normal and usual manner, Sellers shall give prompt written notice thereof to Buyer. If Sellers cannot restore the facilities so that transmission can be resumed in the normal and usual manner by the Transmission Restoration Deadline (defined below), Buyer, if not then in default, shall have the right after such two-day period to terminate this Agreement by giving written notice to Sellers. In the event of any such termination under this Section 6.3, neither party shall have any further right or liability hereunder, except as provided in Section 10. The “Transmission Restoration Deadline” is two (2) business days, unless within such two such business days Sellers have taken remedial steps to restore broadcast transmission, in which case the deadline is extended to fifteen (15) days.

6.6           COBRA. Sellers shall be responsible for satisfying any and all obligations under the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to provide continuation coverage to or with respect to all employees and their beneficiaries to whom COBRA is applicable as a result of any “qualifying event” as defined in Section 4980B of the Code and Section 603 of the Employee Retirement Income Security Act occurring on or before the Closing Date.

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6.7           Public Announcements. Except as agreed in writing by Buyer or as otherwise may be required by applicable law, Sellers will not, and will not permit any agent or affiliate to issue, any press releases or otherwise make, or permit any agent or affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

6.8           Like Kind Exchanges. Buyer or Sellers may elect to exchange the Assets for other assets of a like kind in accordance with Section 1031 of the Code, that is, Sellers may elect to treat the Assets as relinquished property for such purposes and Buyer may elect to treat the Assets as replacement property for such purposes. To the extent possible, the provisions of this Section shall be interpreted consistently with this intent. To exercise any rights under this Section, the party electing to exchange the Assets shall provide the other with a written statement stating its intent to enter into an exchange not later than twenty (20) days prior to the Closing Date. Either party’s election to exchange, rather than sell or buy, the Assets for other assets of a like kind shall be at no cost or liability to the other party. In no event shall this Section 6.8 obligate Buyer to take title to any assets other than the Assets, and in no event will this Section 6.8 obligate Sellers to take title to any assets. Should this Agreement become part of a 1031 transaction, the party electing to exchange the Assets (the “Exchanger”) hereby agrees that the other party may enforce any and all representations, warranties, covenants and other obligations of the Exchanger under this Agreement directly against the Exchanger, and the other party agrees that Exchanger may enforce any and all representations, warranties, covenants and other obligations of the other party under this Agreement directly against the other party.

6.9           Contingent Applications. Concurrent with the execution of this Agreement, AMP or ARP, as applicable, shall execute and deliver to Buyer written permission to file contingent applications, substantially in the form attached hereto as Exhibits B-1, B-2, and B-3, consenting to Buyer’s filing such applications (“Modification Applications”), pursuant to Title 47 CFR §73.3517, with the FCC to modify the license and/or construction permits with FCC File Nos. BPH-20161020ABE, BLH-20150611AAW and BPH-20140424AAC to relocate, respectively, Stations WALI(FM), WVSC(FM) and WLHH(FM) to new sites selected by Buyer, in its sole discretion, and agreed to by the applicable Seller, which agreement will not be unreasonably withheld, conditioned or delayed. Sellers shall use their commercially reasonable best efforts to provide Buyer with such cooperation in the preparation, filing and prosecution of such Modification Applications as Buyer may reasonably request, and Buyer shall bear all costs and expenses with regard to the preparation, filing and prosecution of the Modification Applications. Sellers shall use commercially reasonable efforts to assist Buyer in identifying a tract of land for the new WALI(FM) transmitter site suitable to Buyer that Buyer would lease or purchase for the construction of a tower at least 425 feet above ground level in height (the “New WALI Site”). Sellers shall use commercially reasonable efforts to assist Buyer in obtaining all local permits necessary to construct a new tower at the New WALI Site. Until Buyer initiates program tests on WALI(FM) from the WALI Site, Sellers shall maintain access to the transmitter site (“Licensed Site”) described in FCC License No. BLH-19930303KE (Site coordinates: North latitude 32° 50’ 58”, West longitude 80° 33’ 31”) and make Licensed Site available for Buyer’s use in order to preserve the WALI(FM) license. Sellers acknowledge and confirm that Construction Permit File No. BPH-20140424AAC for WLHH(FM) expires by its terms on August 17, 2017 and that, prior to such expiration, Sellers shall take all necessary steps to cancel the permit and file an application to replace it prior to the date of expiration.

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6.10         Schedules. Buyer and Sellers acknowledge that the Schedules to this Agreement (the “Schedules”) have not yet been finalized by the Sellers. Sellers covenant and agrees to deliver to Buyer proposed final versions of the Schedules (the “Proposed Schedules”) within thirty (30) days of the date of this Agreement. The Proposed Schedules shall be deemed final versions of the Schedules for all purposes and shall form a part of, and be attached to, this Agreement, unless such Proposed Schedules differ in any material respect from the due diligence and other information and documentation pertaining to the Seller sand the Stations (the “Due Diligence”) previously delivered to Buyer. Buyer shall have ten (10) days from the date of its receipt of the Proposed Schedules from Sellers to notify Sellers in writing of any discrepancies between the Due Diligence and the Proposed Schedules (“Buyer’s Notice”). If, within the ten (10) day period following Sellers’ receipt of Buyer’s Notice, Buyer and Seller are unable to agree on the final form of the Schedules, then either party which is not then in breach of any of the terms of this Agreement shall have the right to terminate this Agreement by written notice to the other party, in which event neither party shall have any further obligations to the other party, except as provided in Section 10 hereof.

7.          Indemnification.

7.1           Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Sellers and their affiliates, each of their respective shareholders, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Sellers Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Sellers Indemnified Parties in connection with or arising from (a) any breach by Buyer of its covenants and agreements contained herein; or (b) any breach by Buyer of its representations and warranties contained herein. As used in this Agreement, “Losses” means any loss, cost, Liability, damage, penalty, fine, judgment, claim or expense (including reasonable attorneys’ fees), and “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

7.2           Indemnification by Sellers. From and after the Closing Date, Sellers, jointly and severally, shall indemnify and hold harmless Buyer and its affiliates, each of their respective shareholders, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from (a) any breach by Sellers of their covenants and agreements contained herein; (b) any breach by Sellers of their representations and warranties contained herein; or (c) the Excluded Liabilities.

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7.3           Third-Party Claims. Promptly after receipt by a Sellers Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”) of notice of any matter or the commencement of any action, suit, arbitration, inquiry, hearing, proceeding or investigation by or before any court of competent jurisdiction, governmental or other regulatory or administrative agency or commission or arbitral panel (“Action”) by a third party in respect of which the Indemnified Party will seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall notify each individual or entity that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, provided that within fifteen (15) days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefore and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

(a)          the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

(b)          the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably withheld);

(c)          no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third-Party Claim; and

(d)          the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party that, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

(e)          After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim and proof of its financial responsibility as provided in this Section 7.3, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such Third-Party Claim as provided in this Section 7.3, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Section 7. The reimbursement of fees, costs and expenses required by this Section 7 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

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7.4           Limitations on Indemnification.

(a)          Sellers will not be liable to the Buyer Indemnified Parties under this Section 7 with respect to breaches of Sellers’ representations or warranties unless and until the total amount of Sellers’ indemnification obligation under this Section 7 for such breaches exceeds One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) (“Threshold Amount”); provided that, once such indemnification obligations exceeds the Threshold Amount, Sellers will indemnify the Buyer Indemnified Parties for the Threshold Amount as well as any amounts exceeding the Threshold Amount. The aggregate liability of Sellers under this Agreement with respect to claims made by the Buyer Indemnified Parties for breaches of Sellers’ representations or warranties will not exceed Four Million Six Hundred Thousand and 00/100 Dollars ($4,600,000.00) (the “Cap”); provided that such limitation and the Threshold Amount will not apply to matters arising under Sections 4.1 (Formation; Standing and Power), 4.2 (Authority for Transaction), 4.3 (Licenses), Section 4.5 (Title; Real Property; Towers), Section 4.11 (No Conflict) and Section 4.16 (Broker). Buyer will not be liable to the Sellers Indemnified Parties under this Section 7 with respect to breaches of Buyer’s representations or warranties unless and until the total amount of Buyer’s indemnification obligation under this Section 7 for such breaches exceeds the Threshold Amount. Buyer’s aggregate liability under this Agreement with respect to claims, for indemnification or otherwise, made by the Sellers Indemnified Parties for breaches of Buyer’s representations or warranties will not exceed the Cap.

(b)          Notwithstanding anything contained in Section 8.4(a) to the contrary, the limitations and thresholds set forth in Section 8.4(a) will not apply if the party seeking the protection of such limitations or thresholds had knowledge of the breach of representation or warranty for which indemnification is sought prior to the date on which such representation or warranty was made.

8.          FCC Approval.

8.1           Application for FCC Approval. Buyer and Sellers shall, within five (5) business days from the date of this Agreement, join in an application (the “Assignment Application”) to be filed with the FCC requesting its written consent to the assignment of the FCC Licenses of the Stations from Sellers to Buyer. Buyer and Sellers shall proceed with due diligence and promptly take all steps necessary to the expeditious prosecution of the Assignment Application to a favorable conclusion, using their best efforts throughout. If reconsideration or judicial review is sought with respect to the FCC Consent (as defined in Section 9.3 hereof), the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party’s right to terminate this Agreement under Section 10.2 hereunder.

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8.2           Expenses. Each party shall bear its own expenses in connection with the preparation of the applicable sections of the Assignment Application and in connection with the prosecution of same. Except as provided in Section 6.9 regarding costs and expenses related to the Modification Applications, Sellers and Buyer will divide and pay equally any other filing fee or grant fee imposed by the FCC.

8.3           Designation for Hearing. If, for any reason, with respect to any Assignment Application, the FCC advises that designation for hearing will be required, either Buyer or Sellers, if not then in default, shall have the right, by written notice within thirty (30) days of such notification, to terminate this Agreement, in which event neither party shall have any rights or liabilities hereunder except as provided in Section 10.

8.4           Time of FCC Consent. If approval of the assignment of the FCC Licenses has not been granted within twelve (12) months from the date of filing of the Assignment Application with the FCC, either party, if not then in default, may terminate this Agreement by giving written notice to the other party. Upon such termination, neither party shall have any further right or liability hereunder, except as provided in Section 10.

8.5           Control of Stations. This Agreement shall not be consummated until the FCC has given its written consent to the assignment of the FCC Licenses of the Stations to the Buyer. Until the Closing, Buyer shall not, directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operation of the Stations, but such operation shall be the sole responsibility of Sellers.

9.          Conditions to Parties’ Obligations.

9.1           Conditions to Buyer’s Obligations. The obligations of Buyer to complete the transactions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

(a)          Representations and Warranties: All representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects as of the Closing Date (except as otherwise provided in this Agreement), and Buyer shall have received a certificate to that effect, dated as of the Closing Date and signed by an officer of Sellers;

(b)          Pre-Closing Obligations: Each Seller shall have performed all obligations required to be performed by it hereunder, the performance of which has not been waived by Buyer, and Buyer shall have received a certificate to that effect, dated as of the Closing Date and signed by an officer of each Seller;

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(c)          Due Authorization: Each Seller’s execution and delivery of this Agreement, its compliance with its provisions and the consummation of all of the transactions contemplated hereby shall have been duly and validly authorized by all necessary action on the part of each Seller, and Buyer shall have received a copy of all actions taken effecting the same;

(d)          Sellers’ Consents, etc.: All necessary notices, filings, consents (include consents for Real Property Leases), waivers and approvals set forth in Section 4.11 shall have been given, made or obtained, as the case may be, by Sellers, in each case in form and substance reasonably satisfactory to Buyer, and Buyer shall have received a true copy of each or shall have waived receipt thereof;

(e)          No Bar: There shall not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor shall there have been any action, suit, proceeding or known investigation instituted or threatened, nor shall any law or regulation have been enacted or any action taken thereunder, which would, in Buyer’s reasonable judgment, restrain, prohibit, make illegal, or subject Buyer to material damage as a result of the consummation of the transactions contemplated hereby;

(f)          FCC Licenses: The FCC Licenses shall (i) have been renewed at their most recent renewal for full terms under applicable FCC rules and shall have been assigned and transferred to Buyer, (ii) be valid and existing authorizations in every respect for the purpose of operating the Stations, (iii) have been issued by the FCC under the Communications Act for the full terms thereof, and (iv) contain no adverse modifications of their terms as of the date thereof. Except for proceedings that affect the radio broadcasting industry generally, no proceeding for the revocation, suspension or modification of the FCC Licenses shall be in effect, and neither Sellers nor Buyer shall have received any notice that any governmental authority may institute any such proceedings;

(g)          Property Condition/Title: There shall not be any change in title to the Owned Real Property and the Title company shall be willing to issue its Owner’s Policy for each parcel of Owned Real Property in the form required by the terms of this Agreement and without any changes from the original Commitment delivered to Buyer;

(h)          Property Condition: There shall be no adverse change in the environmental condition of the Real Property, and the physical condition of the Real Property shall be substantially the same on the Closing Date as on the date of this Agreement, reasonable wear and tear excepted. No portion of the Real Property shall have become the subject of a proposed environmental cleanup or remediation plan of action prior to Closing or listed or proposed for listing on the NPL list or the ERCDIS list of the U.S. Environmental Protection Agency or any similar state or federal listing of sites containing environmental hazards;

(i)          Revised Commitment: Buyer’s receipt of a revised Commitment as to each parcel of Owned Real Property which has the effect of updating through and to the Closing Date the Commitment, together with a marked commitment for an Owner’s Policy issued by the Title Company, dated as of the Closing Date, in such aggregate amount as Buyer reasonably directs and otherwise in conformance with the Commitment, in which the Title Company has committed to insure over any “gap” period, together with such endorsement of the Owner’s Policy as desired by Buyer;

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(j)          Studio Lease: Buyer and ARP shall mutually agree to the terms and conditions of a lease of 2,500 square feet of ARP’s studio site at 10 Westbury Park, Suite 10, Bluffton, South Carolina, which terms will include, by way of example and not limitation, (i) an initial term of seven (7) years with an additional two (2) five (5) year renewal terms and (ii) payment by Buyer of its pro rata share of property taxes and insurance based on square footage used (the “Studio Lease”). Additionally, Buyer may elect to lease up to an additional 2,500 square feet on terms and conditions to be mutually agreed to by Buyer and ARP. Initial rent if Buyer leases 2,500 square feet will be $17 per square foot, and such initial rent may be reduced by up to $2 per square foot depending upon the amount of additional space Buyer leases in excess of 2,500 square feet. Rent will be subject to yearly increases of two percent (2%);

(k)          Further Closing Documents: Sellers shall have delivered to Buyer the following documents and instruments in form reasonably satisfactory to counsel to Buyer:

(1)         Certificate of the South Carolina Secretary of State attesting to the good standing of each Seller dated as of a date fifteen (15) business day or less from the Closing Date;

(2)         Evidence that the Real Property Leases and assignments of those leases shall have been executed by Sellers, as applicable, and each landlord, and duly recorded with the recorder’s office in the jurisdiction where the property is located;

(3)         Warranty Bill of Sale transferring to Buyer title to the Tangible Assets;

(4)         Assignment and Assumption Agreement assigning to Buyer the Licenses, Assigned Contracts, Call Letters, Intellectual Property and Business Records;

(5)         Certified copies of each Seller’s articles, bylaws, limited liability company agreement, resolutions approving the transactions completed by this Agreement, and a certificate of incumbency demonstrating each Seller’s authority to enter into this Agreement and the transactions contemplated therein;

(6)         Duly executed South Carolina special warranty deed for each parcel of Owned Real Property, subject only to the Permitted Liens;

(7)         Duly executed customary owner’s affidavits for each parcel of Owned Real Property and all certificates, affidavits, indemnifications, undertakings and other evidence as may reasonably be required to induce the Title Company to issue the Owner’s Policy required by this Agreement;

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(8)         Written evidence of compliance with the Foreign Investment in Real Property Tax Act (“FIRPTA”);

(9)         Any state, county and local transfer tax declarations and forms required by law to the executed by Sellers;

(10)        The Studio Lease, duly executed by ARP;

(l)          Real Estate Charges: Except as otherwise expressly provided herein, all taxes, assessments, utilities, insurance and water charges shall have been prorated between Buyer and Sellers to the Closing Date;

(m)          Possession: Sellers shall have delivered to Buyer actual possession of the Assets and shall have electronically filed with the FCC notice of consummation of the FCC Consent and provided a copy of the filed notice to Buyer; and

(n)          Due Diligence: Buyer shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation. If Buyer has provided notice to Sellers of conditions or facts that Buyer considers unsatisfactory, Sellers shall have remedied such conditions or facts to the satisfaction of Buyer prior to the Closing.

9.2           Conditions to Sellers’ Obligations. The obligations of Sellers to complete the transactions provided for herein shall be subject, at their election, to satisfaction on or before the Closing Date of each of the following conditions:

(a)          Representations and Warranties: All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the Closing Date (except as otherwise provided in this Agreement), and Sellers shall have received a certificate to that effect, dated as of the Closing Date and signed by an officer of Buyer;

(b)          Pre-Closing Obligations: Buyer shall have performed all obligations required to be performed by it hereunder, the performance of which has not been waived by Sellers, and Sellers shall have received a certificate to that effect, dated as of the Closing Date and signed by an officer of Buyer;

(c)          Due Authorization: Buyer’s execution and delivery of this Agreement, its compliance with its provisions and the consummation of all of the transactions contemplated hereby shall have been duly and validly authorized by all necessary action on the part of Buyer, and Sellers shall have received a copy of all required consents effecting the same;

(d)          No Bar: There shall not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor shall there have been any action, suit, proceeding or known investigation instituted or threatened, nor shall any law or regulation have been enacted or any action taken thereunder, which would, in Sellers’ reasonable judgment, restrain or prohibit, make illegal, or subject Buyer to material damage as a result of, the consummation of the transactions contemplated hereby;

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(e)          Further Closing Documents: Buyer shall have delivered to Sellers the following documents and instruments:

(1)         Certificates of the Delaware Secretary of State attesting to the good standing of Buyer in such jurisdiction dated as of a date fifteen (15) business day or less from the Closing Date;

(2)         Assignment and Assumption Agreement by which Buyer assumes the Licenses, Assigned Contracts, Call Letters, Intellectual Property and Business Records; and

(3)         The Studio Lease, duly executed by Buyer.

(f)          Real Estate Matters: Except as otherwise expressly provided herein, all taxes, assessments, utilities, insurance and water charges shall have been prorated between Buyer and Sellers to the Closing Date.

9.3           Mutual Conditions. The obligations of Buyer and Sellers to consummate this Agreement and the transactions contemplated hereby are subject to satisfaction at the time of the Closing of the condition that the FCC shall have issued its consent to the assignment requested in the Assignment Application (the “FCC Consent”), that any condition to the effectiveness of the FCC Consent which is specified therein shall have been met and, subject to Buyer’s rights as provided in this Section 9.3, the same shall have become a Final Action. Notwithstanding the foregoing, Buyer may waive the condition precedent that the FCC Consent shall have become a Final Action (which waiver, if made by Buyer, shall be deemed also made by Sellers); provided, however, that the FCC Consent shall have been issued by the FCC without opposition thereto by any person and, provided further, however, that such waiver shall be conditioned on the parties executing an “Unwind Agreement” at Closing containing usual and customary terms and conditions to restore the parties to the status quo ante in the event the FCC Consent does not become a Final Action. As used in this Agreement, “Final Action” means an order of the FCC with respect to which no appeal, no petition for re-hearing, reconsideration, or stay, and no other administrative or judicial action contesting such consent or approval, is pending and as to which the time for filing any such appeal, petition or other action has expired or, if filed, has been denied, dismissed, or withdrawn and the time for instituting any further legal proceeding has expired.

10.         Closing. Subject to the terms and conditions herein stated, the parties agree as follows:

10.1         Closing Date. The closing of the transactions provided for in this Agreement (the “Closing”) shall be held not later than ten (10) days following the date upon which the order of the FCC approving the assignment of the FCC Licenses for the Stations from AMC to Buyer has become a Final Action, unless Buyer has waived the Final Action condition (the “Closing Date”). Such Closing shall take place at the Troy, Michigan offices of Bodman PLC, at 10:00 a.m. on the Closing Date, or at such other place and time as mutually agreed in writing by the parties, including by the electronic exchange of executed documents. Notwithstanding the foregoing, Buyer shall have the right to require that Closing at any time following FCC approval even if such approval has not yet become a Final Action. The Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date.

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10.2         Failure to Close; Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a)          by the mutual consent of Sellers and Buyer evidenced by a signed termination agreement;

(b)          by Buyer, upon written notice to Sellers, if (i) on the Closing Date, without any breach by Buyer of its obligations hereunder, either Seller has not complied with one or more of the conditions set forth in Section 9.1 (and such compliance is not waived by Buyer) or (ii) if either Seller shall have breached any of its representations, warranties or obligations hereunder (which breach shall not have been cured in all material respect or waived by Buyer prior to the earlier of the Closing Date or within thirty (30) days after Buyer has given notice to Sellers of such breach); or

(c)          by Sellers, upon written notice to Buyer, if (i) on the Closing Date, without any breach by Sellers of their obligations hereunder, Buyer has not complied with one or more of the conditions set forth in Section 9.2 (and such compliance is not waived by Sellers) or (ii) if Buyer shall have breached any of its representations, warranties or obligations hereunder (which breach shall not have been cured in all material respects or waived by Sellers prior to the earlier of the Closing Date or within thirty (30) days after Sellers has given notice to Buyer of such breach); or

(d)          as provided by Sections 6.4, 6.5, 6.19, 8.3 or 8.4 of this Agreement.

In the event that this Agreement is terminated, it shall thereupon become void and of no effect; provided, however, that nothing in this Section 10.2 shall be deemed to release any party from liability for any breach by such party of the terms and provisions of this Agreement or impair the right of the Buyer to compel specific performance of Sellers of its obligations under this Agreement. If this Agreement is terminated under Section 10.2(b), the Deposit and any earnings thereon shall be delivered by the Escrow Agent to Buyer as liquidated damages, which shall be the sole remedy of Buyer for such breach. In any other case, if the Closing does not occur and the Agreement is terminated, the Deposit shall be delivered by the Escrow Agent to Sellers, which shall be the sole remedy of Sellers for any breach by Buyer. All payments by the Escrow Agent shall be made in accordance with the procedures and provisions set forth in the Escrow Agreement and this Agreement.

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11.         Remedies. Notwithstanding anything to the contrary herein contained, it is agreed that the rights and privileges granted to Buyer in this Agreement are special and unique and that Buyer shall be entitled to seek, in a court of competent jurisdiction, injunctive and other equitable relief, including without limitation specific performance, and if such relief is granted, Buyer shall be entitled to recover from Sellers all costs and expenses (including reasonable attorneys’ fees) incurred in securing such injunctive or other equitable relief. Nothing in the foregoing shall limit Buyer’s right to seek monetary damages in addition to injunctive or equitable relief, and the parties agree that Buyer’s rights and remedies hereunder shall be cumulative. Sellers’ sole and exclusive remedy for breach by Buyer shall be to retain the Deposit as liquidated damages.

12.         Further Covenants.

12.1         Taxes. All taxes originating from this transaction shall be paid by the party responsible by law to pay such tax.

12.2         Station Employees. Buyer shall have the right, but not the obligation, to extend offers of employment after closing to each employee of the Stations.

12.4         Expenses of the Parties. Except as otherwise expressly provided in this Agreement, all expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the party who shall have incurred the same, and no other party shall have any responsibility with respect thereto.

12.5         Broker’s Fee. Each party will be solely responsible for any and all brokerage fees asserted against it by a person or entity claiming entitlement to such fees as a result of this transaction.

12.6         Further Assurances. Each party shall cooperate with the other, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other party in order to carry out the terms and purposes of this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date:

(a)          each party shall file all tax returns consistent with the allocation of the Purchase Price as described in Section 2.2, and no party shall take any position on audit or in litigation which is inconsistent with such allocation if such position would result in the payment of any additional tax by, or the disallowance of any deduction or credit to, any other party; and

(b)          upon request, each party shall take such action and deliver to the requesting party such further instruments of assignment, conveyance or transfer and other documents of further assurance as in the opinion of counsel to the requesting party may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Assets and possession thereof to Buyer, its successors and assigns, and the performance of this Agreement by Sellers and Buyer in all respects.

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13.         General Provisions.

13.1         Survival of Representations, Warranties and Covenants. The several representations, warranties and covenants of the parties herein contained, and the provisions hereof which by their terms are to be performed after the Closing Date, shall survive the Closing Date for the periods set forth herein, and shall be effective regardless of any investigation which may have been or may be made at the time by or on behalf of the party to whom such representations, warranties, covenants and agreements are made.

13.2         Amendment and Waiver. This Agreement may be amended only by a writing executed by each of the parties hereto. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing, duly executed by the party sought to be charged therewith. No failure or delay on the part of any party to exercise any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

13.3         Assignment. No party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign any and all of its rights hereunder to any affiliate of Buyer.

13.4         Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, (c) sent by a nationally recognized overnight courier service, (d) sent by facsimile or (e) sent by electronic mail, in each case to the address or facsimile number and to the attention of the party (by name or title) set forth below (or to such other address and to the attention of such other person as a party may designate by written notice to the other parties):

If to Sellers:

Apex Media Corporation

2294 Clements Ferry Road

Charleston, South Carolina 29492

Attn.: G. Dean Pearce

Facsimile: (843) 972-1200

Phone: (843) 972-1100

E-mail: dean@apexmediacorp.com

with a copy (which shall not constitute notice) to:

Putbrese Hunsaker & Trent, PC

200 South Church Street

Woodstock, VA 22664

Attn: John C. Trent, Esq.

Facsimile: (540) 459-7656

Phone: (540) 459-7646

E-mail: fccman3@shentel.net

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If to Buyer:

Saga Quad States Communications, LLC

c/o Saga Communications, Inc.

73 Kercheval Avenue, Suite 201

Grosse Pointe Farms, Michigan 48236

Attn: Samuel D. Bush

Facsimile: (313) 886-7150

Phone: (313) 886-7070

E-mail: sbush@sagacom.com

with a copy (which shall not constitute notice) to:

Smithwick & Belenduik, P.C.

5028 Wisconsin Avenue, NW

Suite 301

Washington, D.C. 20016

Attn: Gary S. Smithwick, Esq.

Facsimile: (202) 363-4366

Phone: (202) 363-4560

E-mail: gsmithwick@fccworld.com

and

Bodman PLC

201 W. Big Beaver Road, Suite 500

Troy, Michigan 48084

Attn: David C. Stone, Esq.

Facsimile: (248) 743-6022

Phone: (248) 743-6045

E-mail: dstone@bodmanlaw.com

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of facsimile transmission or electronic mail on production of a transmission report or delivery confirmation that indicates that the facsimile or electronic mail was sent in its entirety to the facsimile number or electronic mail address of the recipient. Any party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 13.4.

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13.5         Binding Effect. Subject to the provisions of Section 13.3, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement creates no rights of any nature in any person not a party hereto.

13.6         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, and any legal action with respect hereto shall be brought in the state or federal court in the State of Michigan having jurisdiction over such action.

13.7         Effect of Agreement. This Agreement, along with the related agreements contemplated hereby, sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

13.8         Headings; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties. This Agreement and any related agreements may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties by facsimile or electronic mail shall be deemed to be deemed to be their original signatures for all purposes.

13.9         Guaranty. In consideration of the execution and delivery of this Agreement by the Buyer, the Owner does hereby guarantee to Buyer full and prompt payment and performance of all of the obligations of Sellers as set forth in this Agreement and any other agreement, certificate or instrument executed and delivered by Sellers pursuant to this Agreement, including, by way of example and not limitation, all obligations under Article 7 hereof (collectively, the “Obligations”), in each case as if the Obligations were direct and primary obligations of the Owner.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

SELLERS:

Apex Media Corporation, a South Carolina corporation

By:	/s/ G. Dean Pearce
Name:	G. Dean Pearce
Title:	President

Pearce Development, LLC, a South Carolina limited liability company

By:	/s/ G. Dean Pearce
Name:	G. Dean Pearce
Title:	President

BUYER:

Saga Quad States Communications, LLC, a Delaware limited liability company

By:	/s/ Samuel D. Bush
Name:	Samuel D. Bush
Title:	Treasurer

OWNER:

Solely as to Section 13.9:

/s/ G. Dean Pearce
G. Dean Pearce

List of Schedules

Schedule 1.1	Licenses

Schedule 1.2	Real Property

Schedule 1.3	Tangible Assets

Schedule 1.4	Assigned Contracts

Schedule 1.6	Intellectual Property

Schedule 1.9	Excluded Assets

Schedule 2.2	Additional Purchase Price

Schedule 4.5	Liens, Encumbrances, etc.

Schedule 4.8	Employees

Schedule 4.13	Insurance

Schedule 4.17	Storage Tanks

Schedule 4.18	Financial Statements

Schedule 4.19	Tax Matters

List of Exhibits

Exhibit A	Escrow Agreement

Exhibit B-1	Form of Permission to File Contingent Application (WALI)

Exhibit B-2	Form of Permission to File Contingent Application (WVSC)

Exhibit B-3	Form of Permission to File Contingent Application (WLLH)

Schedule 2.2

Additional Purchase Price

Effective at Closing, Buyer shall grant to AMC (assignable to AMC’s affiliates) the right, during the period commencing on the Closing Date and ending three (3) years thereafter, to air up to One Thousand (1,000) 30-second radio commercials to be used solely to advertise an apartment complex owned by AMC or its affiliate (the “Commercials”). The Commercials will be limited to airing between the hours of 6:00 am and 8:00 pm, local time, and run, as determined by AMC or its affiliate, in their commercially reasonable discretion, only on Stations WAVF(FM), WCKN(FM) or WMXZ(FM). The Commercials will be broadcast at such dates and times as mutually agreed by Buyer and AMC; provided, however, that the Commercials will be limited to airing only on Sunday, Monday or Tuesday of any week during the first twelve (12) days of any calendar month.